Exhibit 99.1
For Financial Inquiries:
Sybase Investor Relations
Lynne Farris
(925) 236-8797
lynne.farris@sybase.com
Charlie Chen
(925) 236-6015
charles.chen@sybase.com
For Press Inquiries:
Sybase Public Relations
Crystal Lu
(925) 236-6431
crystal.lu@sybase.com
SYBASE 2007 THIRD QUARTER RESULTS EXCEED
FIRST CALL REVENUE AND EPS CONSENSUS
GAAP Operating Income Grows 39% Year over Year
Management Raises Full-Year EPS and Cash Flow Guidance
DUBLIN, Calif. — October 25, 2007 — Sybase, Inc. (NYSE: SY), a leading provider of enterprise infrastructure and mobile software, today reported financial results for the third quarter ended September 30, 2007.
Highlights:
w	Total revenue increased 22% and license revenue up 12% year over year

w	Total database license revenues increased 18% year over year

w	Total iAnywhere revenues up 10% and license revenues up 16% year over year

w	Non-GAAP operating income up 40% year over year, non-GAAP operating margin of 22%

w	GAAP operating income up 39% year over year, GAAP operating margin of 17%

w	Non-GAAP EPS of $0.47; GAAP EPS of $0.37

w	Management raises full-year non-GAAP EPS to range of $1.64 to $1.66 and GAAP EPS to range of $1.25 to $1.27

w	Full-year cash flow guidance raised to approximately $210 million
2007 Third Quarter Results
Total revenue increased 22% to $255.3 million from $209.1 million in the third quarter of 2006. License revenue increased 12% to $85.1 million from $76.3 million in the third quarter of 2006. Services revenues were up slightly to $135.8 million, and messaging revenues were $34.3 million.
Non-GAAP operating income for the 2007 third quarter increased 40% year over year to $57.3 million, representing a 22% operating margin.
Non-GAAP net income for the quarter was $42.8 million, or earnings per diluted share (EPS) of $0.47. This compares with non-GAAP net income of $36.3 million, or EPS of $0.40 for the third quarter of 2006.
Operating income calculated in accordance with generally accepted accounting principles (GAAP) for the quarter increased 39% year over year to $44.6 million, representing a 17% operating margin.
GAAP net income was $34.1 million, or GAAP EPS of $0.37, for the quarter. This compares with GAAP net income of $25.1 million, or GAAP EPS of $0.27, for the 2006 third quarter.
Non-GAAP amounts exclude the amortization of certain purchased intangibles, stock-based compensation, and restructuring costs, and the tax effect of these and related items. Accompanying this release is a reconciliation from GAAP to non-GAAP amounts for the 2007 third quarter.
“We are extremely pleased with our performance in the third quarter, with strong contributions from each of our three business segments,” said John Chen, chairman, CEO, and president of Sybase. “Solid growth across all of our key product lines — data management, mobile middleware, and messaging services — demonstrates the growing market acceptance of our Unwired Enterprise platform.
“The strong revenue performance in each of our three business segments also demonstrates the leverage in our business model and growing cross-selling synergies in our enterprise customer base. This helped drive our sixth consecutive quarter of consolidated operating margin expansion. As a result, we are raising our outlook for full-year EPS and operating cash flow for the second time this year,” concluded Mr. Chen.
Balance Sheet and Other Data
At September 30, 2007, Sybase reported $717.3 million in cash and cash investments, including restricted cash of $6.1 million. In the third quarter, the company generated $47.1 million in cash flow from operations.

Sybase repurchased $32.8 million worth of its stock during the 2007 third quarter. As of September 30, 2007, $158.4 million remained authorized in the company’s current share repurchase program.
Days sales outstanding (DSO) for the 2007 third quarter was 75.
Management Changes
Upon filing the Form 10-Q for the 2007 third quarter, senior vice president and chief financial officer Pieter Van der Vorst will become senior vice president and general manager of the EMEA Region, reporting to Steve Capelli, president of Worldwide Field Operations. In this position, Mr. Van der Vorst will be headquartered in London with responsibility for field and business operations in the EMEA region. Mr. Van der Vorst has been with Sybase since 1991 and served as the company’s chief financial officer for the past eight years.
Jeff Ross will be promoted to senior vice president and chief financial officer of Sybase from his current role as vice president and corporate controller, a position he has held for three years at Sybase. Mr. Ross joined Sybase in 1997 as group director of tax and corporate accounting, with responsibility for the worldwide tax function and internal financial reporting. Previously, he spent 10 years at Price Waterhouse in various positions of increasing responsibility. A Certified Public Accountant, Mr. Ross earned a B.A. in business administration from University of California at Berkeley.
“Pieter has been an invaluable partner of mine over the last eight years. Given his thorough knowledge of our customer base, product lines, and business strategy, this new opportunity will allow Pieter to further expand his contribution to Sybase,” stated Mr. Chen.
“We are very pleased to promote Jeff, a 10-year veteran of the Sybase finance organization. Jeff’s promotion allows us to maintain operational continuity and demonstrates Sybase’s depth of management,” concluded Mr. Chen.
Forward Guidance
For the fourth quarter ending December 31, 2007, management anticipates non-GAAP fully diluted EPS in the range of $0.54 to $0.56 and total revenue in the range of $280.0 million to $290.0 million. GAAP EPS for the fourth quarter is expected to range from $0.44 to $0.46.
For full-year 2007, management is raising guidance for fully diluted non-GAAP EPS to a range of $1.64 to $1.66 from prior guidance of approximately $1.56. Management anticipates total revenue for 2007 will range from $1.01 billion to $1.02 billion.

Management is raising guidance for GAAP EPS to a range of $1.25 to $1.27 from prior guidance of approximately $1.19.
Management is raising guidance for full-year 2007 cash flow from operations to approximately $210 million, compared with prior guidance of $195 million to $205 million.
Accompanying this release is a reconciliation from projected GAAP to non-GAAP amounts for the 2007 fourth quarter and full year.
Conference Call and Webcast Information
The Sybase 2007 third quarter conference call and simultaneous Webcast is scheduled to begin at 7:30 a.m. Pacific Time/10:30 a.m. Eastern Time on Thursday, October 25, 2007. To access the live Webcast, please visit www.fulldisclosure.com or Sybase’s Website at www.sybase.com at least 20 minutes prior to the call to download any necessary audio or plug-in software. A telephone replay will be available approximately two hours after the conference call ends and will be available until 10:00 p.m. Pacific Time on November 1, 2007. To access the replay, please dial (888) 203-1112 for domestic access and (719) 457-0820 for international callers; the access code for the telephone replay is #6471670. Additionally, the archived Webcast will be available through January 24, 2008 at http://www.sybase.com/about_sybase/investorrelations.
About Sybase, Inc.
Sybase is the largest global enterprise software company exclusively focused on managing and mobilizing information from the data center to the point of action. Sybase provides open, cross-platform solutions that securely deliver information anytime, anywhere, enabling customers to create an information edge. The world’s most critical data in commerce, finance, government, healthcare, and defense runs on Sybase. For more information, visit the Sybase Website at http://www.sybase.com.
Forward-Looking Statements
Certain statements in this release concerning Sybase, Inc. and its prospects and future growth are forward-looking and involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially from those suggested by these forward-looking statements include, but are not limited to, the performance of the global economy and growth in software industry sales; market acceptance of the company’s products and services; customer and industry analyst perception of the company and its technology vision and future prospects; the success of certain business combinations engaged in by the company or by competitors; political unrest or acts of war; possible disruptive effects of organizational or personnel changes; and other factors described in Sybase, Inc.’s reports filed with the U.S. Securities and Exchange

Commission, including its annual report on Form 10-K for the year ended December 31, 2006 and Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.
Sybase, Information Anywhere, and Sybase 365 are trademarks of Sybase, Inc., or its subsidiaries. All other names may be trademarks of the companies with which they are associated.
Note Regarding Non-GAAP Financial Measures
In addition to our GAAP results, Sybase discloses adjusted operating income, net income and net income per share, referred to respectively as “non-GAAP operating income”, “non-GAAP net income”, and “non-GAAP net income per diluted share”. These items, which are collectively referred to as “Non-GAAP Measures”, exclude the impact of stock-based compensation, the amortization of acquisition-related intangible assets, restructuring costs and related tax effects. From time to time, subject to the review and approval of the audit committee of the Board of Directors, we may make other adjustments for expenses and gains that we do not consider reflective of core operating performance in a particular period and may modify the Non-GAAP Measures by excluding these expenses and gains. There were no such expenses or gains during the periods presented.
We define our core operating performance to be the revenues recorded in a particular period and the expenses incurred within that period which management has the capability of directly affecting in order to drive operating income. Non-cash stock-based compensation, amortization of acquisition-related intangible assets and restructuring charges are excluded from our core operating performance because the decisions which gave rise to these expenses were not made to drive revenue in a particular period, but rather were made for our long-term benefit over multiple periods. While strategic decisions, such as the decisions to issue stock-based compensation, to acquire a company or to restructure the organization, are made to further our long-term strategic objectives and do impact our income statement under GAAP, these items affect multiple periods and management is not able to change or affect these items within any particular period. As such, supplementing GAAP disclosure with non-GAAP disclosure using the Non-GAAP Measures provides management with an additional view of operational performance by excluding expenses that are not directly related to performance in any particular period. Therefore, we exclude these impacts in our planning, monitoring, evaluation and reporting of our underlying revenue-generating operations for a particular period.
Prior to the adoption of Financial Accounting Standards Board Statement 123 Revised “Share-based Payment” (“FAS 123R”) on January 1, 2006, our practice was to exclude stock-based compensation internally to evaluate performance and we presented investors with certain Non-GAAP Measures. With the adoption of FAS 123R, we continue to believe that Non-GAAP Measures can provide relevant disclosure to investors as contemplated by Staff Accounting Bulletin 107 (“SAB 107”) and we have presented Non-GAAP Measures that exclude stock-based compensation, amortization of acquisition-related intangible assets, restructuring costs and the related tax effects. While these items (other than restructuring) are recurring and affect GAAP net income, we do not use them to assess our operational performance for any particular period because (a) these items affect multiple periods and are unrelated to business performance in a particular period; (b) we are not able to change these items in any particular period; and (c) these items do not contribute to the operational performance of our business for any particular period.

We also use Non-GAAP Measures to operate the business because the excluded expenses are not under the control of, and accordingly are not used in evaluating the performance of, operations personnel within their respective areas of responsibility. In the case of stock-based compensation expense, the award of stock options is governed by the stock committee of the Board of Directors and, in the case of acquisition-related intangible assets; acquisitions arise from strategic decisions which are not the responsibility of most levels of operational management. The restructuring charges, like our stock-based compensation charges and amortization of acquisition-related intangible assets, are excluded in management’s internal evaluations of our operating results and are not considered for management compensation purposes.
In the case of stock-based compensation, our compensation strategy is to use stock-based compensation to attract and retain key employees and executives. It is principally aimed at long term employee retention, rather than to motivate or reward operational performance for any particular period. Thus, stock-based compensation expense varies for reasons that are generally unrelated to operational performance in any particular period. We use annual cash incentive payouts for executives and other employees to motivate and reward the achievement of short-term operational objectives.
We view amortization of acquisition-related intangible assets, such as the amortization of an acquired company’s research and development efforts, customer lists and customer relationships, as items arising from pre-acquisition activities. These are costs that are determined at the time of an acquisition. While it is continually viewed for impairment, amortization of the cost is a static expense, one that is typically not affected by operations during any particular period and does not contribute to operational performance for any particular period.
The cost of restructure charges are excluded in our Non-GAAP Measures because they are significantly different in magnitude and character from routine personnel and facility adjustments that management makes when monitoring and conducting the Company’s core operations during any particular period. We have not undertaken restructuring since 2004 and amounts included in cost of restructure in 2006 and subsequently reflect lease termination costs from previously announced restructuring efforts. Our previous restructuring activities and related expenses were not related to operating performance for any particular period, and were not subject to change by management in any particular period. Instead, the prior restructuring was intended to align our business model and expense structure to our position in the market.
Our historical non-GAAP effective tax rates differ from our GAAP effective tax rates because of (i) the exclusion of the amortization of acquisition-related intangible assets, stock-based compensation expenses and restructuring costs described above, (ii) the exclusion of certain acquired tax attributes, and (iii) the resulting impact on the realization of the Company’s other tax assets. We exclude the impact of these discrete tax items from our non-GAAP income tax provision or benefit because management believes that they are not indicative of our ongoing business operations.
Because the Non-GAAP Measures are not calculated in accordance with GAAP, they are used by our management as a supplement to, and not an alternative to, or superior to, financial measures calculated in accordance with GAAP. There are a number of limitations on the Non-GAAP Measures, including the following:

•	These Non-GAAP Measures do not have standardized meanings and may not be comparable to similar non-GAAP measures used or reported by other software or technology companies.

•	The Non-GAAP Measures do not reflect all costs associated with our operations determined in accordance with GAAP. For example:
Non-GAAP operating margin performance and non-GAAP net income do not include stock compensation expense related to equity awards granted to our workforce. Our stock incentive plans are important components of our employee incentive compensation arrangements and are reflected as expenses in our GAAP results under FAS 123R. While we include the dilutive impact of such equity awards in weighted average shares outstanding, the expense associated with stock-based awards is excluded from our non-GAAP measures.
Although amortization of acquisition-related intangible assets does not directly impact our current cash position, such expense represents the declining value of the technology or other intangible assets that we have acquired. These assets are amortized over their respective expected economic lives or impaired, if appropriate. The expense associated with this decline in value is excluded from our non-GAAP measures and therefore non-GAAP measures do not include the costs of acquired intangible assets that supplement our research and development.
Restructuring charges in 2006 and subsequently primarily represent lease termination costs associated with restructuring activities that commenced in 2004 and before. Most of the charges are cash expenditures, which are excluded from our Non-GAAP Measures.
•	Excluded expenses for stock-based compensation and amortization of acquisition-related intangible assets will continue to recur and impact the Company’s GAAP results. While restructuring costs are non-recurring activities, their occasional occurrence will impact GAAP results. As such, the Non-GAAP Measures should not be construed as an inference that the excluded items are unusual, infrequent or non-recurring.
Management compensates for theses limitations by relying on these Non-GAAP Measures only as a supplement to the Company’s GAAP results.

SYBASE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(In thousands, except share and per share data)	2007	2006
	(Unaudited)
Current assets:
Cash and cash equivalents	$453,094	$355,303
Short-term investments	238,802	269,612

Total cash, cash equivalents and short-term cash investments	691,896	624,915

Restricted cash	6,109	6,014
Accounts receivable, net	211,398	218,016
Deferred income taxes	6,283	6,224
Other current assets	29,151	16,392

Total current assets	944,837	871,561

Long-term cash investments	19,253	12,781
Property, equipment and improvements, net	64,283	66,458
Deferred income taxes	39,502	36,069
Capitalized software, net	74,273	71,179
Goodwill, net	544,401	540,303
Other purchased intangibles, net	136,547	149,648
Other assets	36,172	39,551

Total assets	$1,859,268	$1,787,550

Current liabilities:
Accounts payable	$30,079	$23,439
Accrued compensation and related expenses	59,462	59,748
Accrued income taxes	19,543	31,364
Other accrued liabilities	103,415	108,436
Deferred revenue	194,427	193,431

Total current liabilities	406,926	416,418

Other liabilities	44,560	44,428
Deferred income taxes	14,368	14,448
Long-term tax liability	25,796	—
Long-term deferred revenue	4,826	3,965
Minority interest	5,179	5,160
Convertible subordinated notes	460,000	460,000

Total stockholders’ equity	897,613	843,131

Total liabilities and stockholders’ equity	$1,859,268	$1,787,550

SYBASE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2007	2006	2007	2006

Revenues:
License fees	$85,141	$76,338	$231,941	$226,367
Services	135,838	132,794	400,719	393,332
Messaging	34,287	—	97,666	—

Total revenues	255,266	209,132	730,326	619,699

Costs and expenses:
Cost of license fees	12,667	12,160	38,503	36,882
Cost of services	38,684	37,681	116,965	114,371
Cost of messaging	21,428	—	59,223	—
Sales and marketing	64,415	62,019	193,906	191,207
Product development and engineering	38,739	37,327	114,412	111,867
General and administrative	31,231	26,103	95,407	77,037
Amortization of other purchased intangibles	3,445	1,573	10,291	4,671
Cost (Reversal) of restructure	17	39	(30)	139

Total costs and expenses	210,626	176,902	628,677	536,174

Operating income	44,640	32,230	101,649	83,525

Interest income and expense and other, net	5,710	7,936	15,857	21,211
Minority interest	—	—	(20)	—

Income before income taxes	50,350	40,166	117,486	104,736

Provision for income taxes	16,220	15,081	42,180	36,066

Net income	$34,130	$25,085	$75,306	$68,670

Basic net income per share	$0.38	$0.28	$0.83	$0.77

Shares used in computing basic net income per share	89,655	89,056	90,565	89,269

Diluted net income per share	$0.37	$0.27	$0.81	$0.75

Shares used in computing diluted net income per share	91,714	91,498	92,749	91,636

NON-GAAP RESULTS RECONCILED TO GAAP RESULTS
The following tables reflect selected Sybase non-GAAP results reconciled to GAAP results (in 000s except percentage and per share amounts) :

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

Operating Income

GAAP operating income	44,640	32,230	101,649	83,525
Plus:
Amortization of acquisition-related intangible assets	6,859	3,968	20,363	11,816
Stock-based compensation expense	5,788	4,694	17,021	15,681
Cost (Reversal) of restructure	17	39	(30)	139

Non-GAAP operating income	$57,304	$40,931	$139,003	$111,161

Net Income

GAAP net income	34,130	25,085	75,306	68,670
Plus:
Amortization of acquisition-related intangible assets	6,859	3,968	20,363	11,816
Stock-based compensation expense	5,788	4,694	17,021	15,681
Cost (Reversal) of restructure	17	39	(30)	139
Less:
Incremental income taxes associated with certain Non-GAAP items	(3,984)	2,534	(10,714)	(4,455)

Non-GAAP net income	$42,810	$36,320	$101,946	$91,851

Net Income Per Diluted Share

GAAP net income per diluted share	$0.37	$0.27	$0.81	$0.75
Plus:
Amortization of acquisition-related intangible assets	0.07	0.04	0.22	0.13
Stock-based compensation expense	0.06	0.05	0.18	0.17
Cost of restructure	0.00	0.00	(0.00)	0.00
Less:
Incremental income taxes associated with certain Non-GAAP items	(0.04)	0.03	(0.12)	(0.05)

Non-GAAP net income per diluted share	$0.47	$0.40	$1.10	$1.00

Shares used in computing diluted net income per share	91,714	91,498	92,749	91,636
CLASSIFICATION OF STOCK-BASED COMPENSATION EXPENSE
The following table shows the classification of stock-based compensation expense:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

	($000)		($000)
Cost of services	400	(141)	1,115	1,220
Cost of messaging	121	0	431	0
Sales and marketing	1,346	1,111	3,818	3,158
Product development and engineering	763	693	2,105	1,965
General and administrative	3,158	3,031	9,552	9,338

Total	$5,788	$4,694	$17,021	$15,681
CLASSIFICATION OF AMORTIZATION OF PURCHASED INTANGIBLES
The following table shows the classification of amortization of purchased intangibles expense:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006

	($000)		($000)
Cost of license fees	2,477	2,395	7,288	7,145
Cost of messaging	937	0	2,784	0
Amortization of other purchased intangibles	3,445	1,573	10,291	4,671

Total	$6,859	$3,968	$20,363	$11,816

SYBASE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,
(Dollars in thousands)	2007	2006
Cash and cash equivalents, beginning of year	$355,303	$398,741
Cash flows from operating activities:
Net income	75,306	68,670
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	64,802	52,258
Minority interest in income of subsidiaries	20	—
Loss on disposal of assets	20	829
Deferred income taxes	(3,541)	(11,377)
Stock-based compensation – restricted stock	6,554	5,833
Stock-based compensation – all other	10,467	9,849
Excess tax benefit from stock-based compensation plans	(3,171)	—
Amortization of note issuance costs	1,477	1,477
Changes in assets and liabilities:
Accounts receivable	11,956	38,481
Other current assets	(3,846)	(2,055)
Other assets — operating	2,635	(2,600)
Accounts payable	6,573	3,806
Accrued compensation and related expenses	(301)	(1,203)
Accrued income taxes	13,313	20,219
Other accrued liabilities	(13,027)	(19,043)
Deferred revenues	1,857	(3,125)
Other liabilities	(541)	1,863

Net cash provided by operating activities	170,553	163,882
Cash flows from investing activities:
Increase in restricted cash	(95)	(193)
Purchases of available-for-sale cash investments	(231,304)	(364,397)
Maturities of available-for-sale cash investments	136,462	205,807
Sales of available-for-sale cash investments	119,735	237,255
Business combinations, net of cash acquired	(6,502)	(4,334)
Purchases of property, equipment and improvements	(16,533)	(13,162)
Proceeds from sale of property, equipment, and improvements	44	4
Capitalized software development costs	(27,474)	(29,171)
Increase in other assets — investing	(184)	(7)

Net cash provided by (used for) investing activities	(25,851)	31,802
Cash flows from financing activities:
Repayments of long-term obligations	(136)	(45)
Payments on capital lease	(1,276)	(243)
Net proceeds from the issuance of common stock and reissuance of treasury stock	23,096	32,675
Purchases of treasury stock	(91,421)	(45,280)
Excess tax benefit from stock-based compensation plans	3,171	—

Net cash used for financing activities	(66,566)	(12,893)
Effect of exchange rate changes on cash	19,655	9,085

Net increase in cash and cash equivalents	97,791	191,876

Cash and cash equivalents, end of period	$453,094	$590,617

SYBASE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS BY SEGMENT
FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007
(UNAUDITED)

	Infrastructure	iAnywhere			Consolidated
(In thousands, except per share data)	Platform Group	Solutions	Sybase 365	Eliminations	Total
Revenues:
License fees
Infrastructure	$58,096	$106	$—	$—	$58,202
Mobile and Embedded	10,451	16,488	—	—	26,939

Subtotal license fees	68,547	16,594	—	—	85,141
Intersegment license revenues	44	8,709	—	(8,753)	—

Total license fees	68,591	25,303	—	(8,753)	85,141

Services
Direct service revenue	123,985	11,853	—	—	135,838
Intersegment service revenues	44	7,222	—	(7,266)	—

Total services	124,029	19,075	—	(7,266)	135,838

Messaging	—	—	34,287	—	34,287

Total revenues	192,620	44,378	34,287	(16,019)	255,266

Total allocated costs and expenses before cost of restructure and amortization of other purchased intangibles and purchased technology	148,602	35,058	30,321	(16,019)	197,962

Operating income before cost of restructure and amortization of other purchased intangibles and purchased technology	44,018	9,320	3,966	—	57,304

Operating income before cost of restructure and amortization of other purchased intangibles and purchased technology as a percentage of total revenue	23%	21%	12%	0%	22%

Cost of restructure - 2007 Activity	17	—	—	—	17
Amortization of other purchased intangibles	527	1,046	1,872	—	3,445
Amortization of purchased technology	403	2,074	937	—	3,414

Operating income before unallocated costs	$43,071	$6,200	$1,157	$—	$50,428

Other unallocated costs					5,788

Operating income after unallocated costs					44,640

Interest income and expense and other, net					5,710

Income before income taxes					50,350

Provision for income taxes					16,220

Net income					$34,130

Basic net income per share					$0.38

Shares used in computing basic net income per share					89,655

Diluted net income per share					$0.37

Shares used in computing diluted net income per share					91,714

SYBASE, INC.
CONSOLIDATED STATEMENT OF OPERATIONS BY SEGMENT
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2007
(UNAUDITED)

	Infrastructure	iAnywhere			Consolidated
(In thousands, except per share data)	Platform Group	Solutions	Sybase 365	Eliminations	Total
Revenues:
License fees
Infrastructure	$158,983	$473	$17	$—	$159,473
Mobile and Embedded	24,879	47,589	—	—	72,468

Subtotal license fees	183,862	48,062	17	—	231,941
Intersegment license revenues	283	20,740	—	(21,023)	—

Total license fees	184,145	68,802	17	(21,023)	231,941

Services
Direct service revenue	365,814	34,905	—	—	400,719
Intersegment service revenues	218	21,280	—	(21,498)	—

Total services	366,032	56,185	—	(21,498)	400,719

Messaging	—	—	97,666	—	97,666

Total revenues	550,177	124,987	97,683	(42,521)	730,326

Total allocated costs and expenses before cost of restructure and amortization of other purchased intangibles and purchased technology	439,265	103,570	90,016	(42,521)	590,330

Operating income before cost of restructure and amortization of other purchased intangibles and purchased technology	110,912	21,417	7,667	—	139,996

Operating income before cost of restructure and amortization of other purchased intangibles and purchased technology as a percentage of total revenue	20%	17%	8%	0%	19%

Cost of restructure - 2007 Activity	(30)	—	—	—	(30)
Amortization of other purchased intangibles	1,581	3,138	5,572	—	10,291
Amortization of purchased technology	1,208	6,080	2,784	—	10,072

Operating income (loss) before unallocated costs	$108,153	$12,199	$(689)	$—	$119,663

Other unallocated costs					18,014

Operating income after unallocated costs					101,649

Interest income and expense and other, net					15,857
Minority interest					(20)

Income before income taxes					117,486

Provision for income taxes					42,180

Net income					$75,306

Basic net income per share					$0.83

Shares used in computing basic net income per share					90,565

Diluted net income per share					$0.81

Shares used in computing diluted net income per share					92,749

NON-GAAP RESULTS RECONCILED TO GAAP RESULTS — SEGMENTS
The following table reflects non-GAAP operating income before unallocated costs reconciled to GAAP results for each Sybase segment ( in 000s except percentage and per share amounts ) :

	Three Months Ended			Nine Months Ended
	September 30, 2007			September 30, 2007

	Infrastructure	iAnywhere		Infrastructure	iAnywhere
	Platform Group	Solutions	Sybase 365	Platform Group	Solutions	Sybase 365

Operating Income Before Unallocated Costs

GAAP operating income (loss) before unallocated costs	43,071	6,200	1,157	108,153	12,199	(689)
Plus:
Amortization of acquisition-related intangible assets	930	3,120	2,809	2,789	9,218	8,356
Cost (Reversal) of restructure	17	0	0	(30)	0	0

Non-GAAP operating income before unallocated costs	$44,018	$9,320	$3,966	$110,912	$21,417	$7,667

SYBASE, INC.
Reconciliation of GAAP-based EPS to Non-GAAP EPS
for the three months ended December 31, 2007
(unaudited)

GAAP — based EPS	$0.44	$0.46

Amortization of purchased intangibles	0.07	0.07
Amortization of stock compensation expense	0.06	0.06
Income tax effect of above adjustments	(0.05)	(0.05)
Income tax effect due to differences between the GAAP and non-GAAP effective tax rate	0.02	0.02

Non-GAAP EPS	$0.54	$0.56

Please see “Note Regarding Non-GAAP Financial Measures” for important information regarding Non-GAAP Financial Measures.

SYBASE, INC.
Reconciliation of GAAP-based EPS to Non-GAAP EPS
for the twelve months ended December 31, 2007
(unaudited)

GAAP — based EPS	$1.25	$1.27

Amortization of purchased intangibles	0.29	0.29
Amortization of stock compensation expense	0.25	0.25
Income tax effect of above adjustments	(0.20)	(0.20)
Income tax effect due to differences between the GAAP and non-GAAP effective tax rate	0.05	0.05

Non-GAAP EPS	$1.64	$1.66

Please see “Note Regarding Non-GAAP Financial Measures” for important information regarding Non-GAAP Financial Measures.